Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 29, 2013, relating to the financial statements and financial highlights which appears in the March 31, 2013 Annual Report to Shareholders of AllianceBernstein Multi-Manager Alternative Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Accountants”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

May 29, 2013